Bristow Group Inc.
NEWS RELEASE

Bristow Announces Organizational Changes as Part of Continuous Improvements to the Company’s Support Services

•	Changes build off company’s success over past 15+ months to reduce costs and create a more effective and efficient, regionally-focused company

•	Bristow continues to improve revenue, better manage the company’s portfolio and increase efficiencies to create the leading global industrial aviation services company

HOUSTON, TEXAS, SEP 12, 2018 – Bristow Group Inc. (NYSE:BRS) today announced organizational changes as part of continuous improvements to the company’s support services model. The changes build off the company’s success over the past 15 months to reduce costs and align the company’s structure with the market environment for offshore services.
“We have been pursuing increases in revenue and more efficient management of our portfolio of assets and businesses and reducing our costs as we continue to create the world’s premier industrial aviation services company,” said President and CEO Jonathan Baliff. “Market demands have changed, which means we must continue to look for opportunities to improve our support services model and enable our geographical hubs to operate more effectively and efficiently.”
As part of the efforts to reduce costs, the company is taking actions to restructure several functions within the organization; all designed to create a more effective and efficient, regionally-focused company while further reducing corporate general and administrative (G&A) costs to approximately 11.5% of revenues.
Bristow has removed a layer of management within its global Safety function, increasing alignment and focus at its two primary geographical hubs – Europe and the Americas. This will help create more integrated global oversight of processes, structure and metrics and ensure key learnings and best practices are shared across the hubs by pushing safety management and accountability closer to its business. As a result, the position of Vice President and Chief Safety Officer has been eliminated and Steve Predmore has departed the company.
“Steve has played a pivotal role building on our strong foundation and further developing the unmatched safety culture we see today at Bristow,” said Jonathan. “Steve helped us take our Target Zero safety culture to the next level and develop an outstanding bench of professionals and capabilities in our safety group. We are confident Bristow will remain at the forefront of safety leadership in the aviation industry as we move forward.”

Bristow Group Inc.
NEWS RELEASE

Bristow will also integrate Global Supply Chain, Maintenance Operations, Asset and Fleet Management, Global Fleet Support and Global Maintenance Planning under a single Global Fleet and Maintenance Services group. This will result in a more efficient and complete life-cycle view of how the company manages and maintains its global fleet. The company will also consolidate several other corporate positions.
In addition, Tim Knapp, Bristow’s Senior Vice President and General Counsel has also departed the company. Deputy General Counsel Bo Underwood will assume the role of acting General Counsel following Tim’s departure.
“I thank Tim for the capabilities and leadership he brought to Bristow at a challenging time,” added Jonathan. “I also thank Steve and our other departing employees for their service to Bristow and wish them well in their future endeavors.”
“Bristow has made effective changes these past several years to stay ahead of the offshore logistics downturn and evolve the industrial aviation industry,” added Jonathan. “Today’s announced changes will enable Bristow to continue to improve – not just in today’s oil and gas market, but in any markets it serves for the short and long term.”

About Bristow Group
Bristow Group Inc. is the world’s leading industrial aviation service provider offering helicopter transportation, search and rescue (SAR) and aircraft support services to government and civil organizations worldwide. Bristow’s strategically located global fleet supports operations in the North Sea, Nigeria and the U.S. Gulf of Mexico; as well as in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad. Bristow provides SAR services to the private sector worldwide and to the public sector for all of the U.K. on behalf of the Maritime and Coastguard Agency. To learn more, visit Bristow’s website at www.bristowgroup.com.

Bristow Group Inc.
NEWS RELEASE

FORWARD-LOOKING STATEMENTS DISCLOSURE
Statements contained in this news release that state the company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward looking statements include statements regarding expected cost reductions and the anticipated benefits of such reductions. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Risk and uncertainties include without limitation: fluctuations in the demand for our services; fluctuations in worldwide prices of and supply and demand for oil and natural gas; fluctuations in levels of oil and natural gas production, exploration and development activities; the impact of competition; actions by clients and suppliers; the risk of reductions in spending on industrial aviation services by governmental agencies; changes in tax and other laws and regulations; changes in foreign exchange rates and controls; risks associated with international operations; operating risks inherent in our business, including the possibility of declining safety performance; general economic conditions including the capital and credit markets; our ability to obtain financing; the risk of grounding of segments of our fleet for extended period of time of indefinitely; our ability to re-deploy our aircraft to regions with greater demand; our ability to acquire additional aircraft and dispose of older aircraft through sales into the aftermarket; the possibility that we do not achieve the anticipated benefit of our fleet investment program; availability of employees; and political instability, war or acts of terrorism in any of the countries where we operate. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the company’s SEC filings, including but not limited to the company’s annual report on Form 10-K for the fiscal year ended March 31, 2018 and its quarterly report on Form 10-Q for the quarter ended June 30, 2018. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

Bristow Group Inc.
Global Media Relations
Adam Morgan
Director, Global Communications
+1 281.253.9005
adam.morgan@bristowgroup.com

Investor Relations
Linda McNeill
Director, Investor Relations
+1 713.267.7622
linda.mcneill@bristowgroup.com